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                                                                    Exhibit 99.1

CONTACTS:

Gary Baker, Juno Public Relations
(212) 597-9005 or pr@support.juno.com

Becky Yeamans, Juno Investor Relations
(212) 597-9274 or ir@support.juno.com

RICK EATON, JUNO'S CHIEF FINANCIAL OFFICER, TO DEPART IN 2001

NEW YORK, NY (December 22, 2000) -- Juno Online Services, Inc. (Nasdaq: JWEB), one of the nation's largest Internet access providers, today reported that its chief financial officer, Rick Eaton, has announced his intention to resign to pursue other opportunities in the first quarter of 2001, following completion of the company's annual financial statements and reporting process for the year 2000. Juno has engaged one of the country's leading executive recruitment firms to conduct a replacement search. Harshan Bhangdia, Juno's senior vice president and corporate controller, will serve as acting CFO during any transition.

"Rick has made many valuable contributions to Juno over the past four years, and I want to personally thank him for them," said Charles Ardai, Juno's president and chief executive officer. "He leaves us with a seasoned and capable financial organization, and we wish him the best of luck in his future endeavors."

ABOUT JUNO

Juno Online Services, Inc. is a leading provider of Internet access to millions of computer users throughout the United States. Founded in 1995, the company provides multiple levels of service, including free basic Internet access, billable premium dial-up service, and (in certain markets) high-speed broadband access. Juno's revenues are derived primarily from the subscription fees charged for its billable premium services, from the sale of advertising, and from various forms of electronic commerce.

Based on its total of 3.7 million active subscribers during the month of September 2000, Juno is the nation's third largest provider of dial-up Internet services, after AOL and EarthLink. As of September 30, 2000, Juno had approximately 12.77 million total registered subscriber accounts.

For more information about Juno, visit www.juno.com/corp. To get a free copy of the Juno software, go to www.juno.com or call 1-800-TRY-JUNO.

                                        #

STATEMENTS IN THIS PRESS RELEASE REGARDING JUNO ONLINE SERVICES, INC. THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE SUCH STATEMENTS TO DIFFER MATERIALLY FROM ACTUAL FUTURE EVENTS OR RESULTS. ANY SUCH FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE JUNO'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN A FORWARD-LOOKING STATEMENT: LIMITED HISTORY OF OFFERING JUNO'S BILLABLE PREMIUM SERVICES AND FREE BASIC SERVICE IN ITS CURRENT FORM; HISTORY OF LOSSES; FAILURE TO RETAIN OR GROW JUNO'S SUBSCRIBER BASE; INCREASING COMPETITION FROM EXISTING
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OR NEW COMPETITORS; INABILITY TO SUSTAIN CURRENT LEVELS OF SUBSCRIBER
ACQUISITION OR RETENTION; INABILITY TO SUCCESSFULLY MIGRATE FREE SUBSCRIBERS TO, OR TO RETAIN SUBSCRIBERS IN, JUNO'S BILLABLE PREMIUM SERVICES; RAPID TECHNOLOGICAL CHANGE; POSSIBLE UNAVAILABILITY OF FINANCING AS AND IF NEEDED; DECREASES IN THE POPULARITY OF THE INTERNET AMONG CONSUMERS OR AS AN ADVERTISING MEDIUM; DEPENDENCE ON A LIMITED NUMBER OF PARTNERS AND VENDORS FOR THE PROVISION AND ROLL-OUT OF THE JUNO EXPRESS BROADBAND SERVICE; POSSIBLE INDUSTRY CONSOLIDATION; AND POTENTIAL FLUCTUATIONS IN QUARTERLY AND ANNUAL RESULTS. THIS LIST IS INTENDED TO IDENTIFY ONLY CERTAIN OF THE PRINCIPAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER. READERS ARE REFERRED TO THE REPORTS AND DOCUMENTS FILED BY JUNO WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE QUARTERLY REPORT ON FORM 10-Q FILED NOVEMBER 14, 2000 AND THE REGISTRATION STATEMENTS FILED ON NOVEMBER 28, 2000, FOR A DISCUSSION OF THESE AND OTHER IMPORTANT RISK FACTORS.